Exhibit 10.1

Purchase Agreement

This Purchase Agreement (“Agreement”) is made as of the 30th day of September, 2013 by and among P.I.M.D. International, LLC (“Company”), its sole Member, Vanessa Gonzalez (“Seller”), and ScripsAmerica, Inc., (“Buyer”).

ARTICLE I

ACQUISITION OF MEMBERSHIP UNITS

1.1	Sale of Purchased Membership. Buyer shall purchase, and Seller shall sell, ninety (90) of her one hundred (100) Membership Units of the Company, hereinafter referred to as the “Purchased Membership”, for the total amount of $262,000.00 (“Purchase Price”) subject to the terms of this Agreement and the adjustments set forth herein.

1.2	Manner of Payment of Purchase Price. Upon execution of this Agreement, Buyer shall pay to Seller a deposit of $37,000.00 (“Deposit). At the Closing (as defined herein) and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller the balance of the Purchase Price equal to $225,000.00, as adjusted in Paragraph 1.4 below.

1.3	Refundability of $25,000.00 Portion of Deposit. Twenty-five thousand ($25,000.00) of the Deposit shall be non-refundable (except as provided in Paragraphs 4.2 and 7.2 below).

1.4	Refundability/Credit of $12,000.00 Portion of Deposit

a.	The parties anticipate that the period of time from execution of this Agreement until Buyer receives the governmental approvals described in Paragraph 4.6 below will be approximately twelve (12) weeks. In the event that Buyer receives such approvals in advance of such 12 week period, then Seller shall credit to Buyer a portion of the $12,000.00 deposit equal to $1,000.00 for each week less than twelve. For example, if Buyer receives the Paragraph 4.6 approvals within ten weeks following execution of this Agreement, then Seller shall credit to Buyer $2,000.00.
b.	If Seller terminates this Agreement or neglects or refuses to close, then Seller shall refund to Buyer the entire $12,000.00 deposit.

1.5	Admission to Membership. As a condition precedent to payment of the balance of the Purchase Price, Company and Seller shall, following approval of the change of ownership of Company by all applicable governmental entities, approve the admission of Buyer to membership in Company with respect to all 90 Units. Seller shall cause Company to file Articles of Amendment to Company’s Articles of Organization to show the change of ownership of Company and the admission of Buyer as to all 90 Units.

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ARTICLE II

WARRANTIES AND REPRESENTATIONS OF SELLER

AND COMPANY

In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Company, jointly and severally, represent and warrant to Buyer as follows:

2.1	Organization; Good Standing; Authority; Compliance. Company is a Company duly organized, validly existing, and in good standing under the laws of the State of Florida, and has all requisite power and authority to own and operate its business and to perform any action contemplated by this Agreement. Company has duly filed any and all certificates and reports required to be filed to date by the laws Florida and any other applicable law. Company’s business has at all times been, and is currently being, conducted in full compliance with all federal, state and local laws and regulations and other requirements of governmental authorities. Company has never received any notice, claim or complaint that it has not conducted its business in accordance with all applicable laws. Company is not doing business in any state other than Florida or in any other jurisdiction, and Company is not required to qualify to do business anywhere other than Florida.

2.2	Absence of Changes. From and including the date of this Agreement, there have not been:

a.	Any sale, transfer, assignment, or other disposition of any of the assets of Company, except in the ordinary course of business, or any cancellation or forgiveness of any debt owed to, or claim of Company;
b.	Any loans made or agreed to be made by or to Company or any material obligation or liabilities (except in the ordinary course of business) incurred by Company;
c.	Any termination or amendment of, or default under, any contract, lease, agreement, insurance policy, or license to which Company is or was a party;
d.	Any incurrence of indebtedness of a, material amount ($5,000.00 or greater) by Company to a non-trade creditor nor incurrence of total indebtedness exceeding $5,000.00;
e.	Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of Company; or
f.	Any other changes in the condition (financial or otherwise), assets, liabilities, business, or operations of Company that have been or may become, either individually or in the aggregate, materially adverse to Company.

2.3	Contracts. Attached hereto as Schedule 2.3 is a true, correct and detailed list of all contracts and leases, written or oral, to which Company is a party and all contracts and leases to which Seller is a party as it relates to her membership in Company. All such contracts and leases are valid, current and enforceable in accordance with their terms, and no party is in default under any such contract or lease.
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2.4	Employees and Contract Labor. All employees and contract labor used in the operation of Company’s business are set forth on Schedule 2.4 and, except as detailed thereon, Company’s relationship with each employee and contractor is terminable at will by Company.

2.5	Legal Proceedings, Audits, Investigations.

a.	Company has not committed any act, or failed or omitted to take any action, which act or omission would give rise to any legal action or other proceeding before any court or administrative agency.
b.	All records required to be maintained by any regulatory authority including, without limitation, the State of Florida Department of Business and Professional Regulation (“DBPR”) and the United States Drug Enforcement Administration (“DEA”) are accurate and have been properly maintained and preserved in accordance with all applicable laws and requirements of such authorities.
c.	Company has not received any notice or indication from any vendor disqualifying Company from purchasing medications from such vendor.
d.	Company has a current and valid Prescription Drug Wholesale Distributor license issued by the State of Florida under license number 20189 (“License”) and a Certificate of Registration issued by the DEA (“Registration”). Other than the License and Registration, no other approvals by any governmental entity with authority over pharmaceuticals are required for Company to operate its business. The Company is not the subject of any investigation by any regulatory authority or any law enforcement agency, including any investigation that is not of public record or pending a probable cause determination that may have an effect on the License or the Registration or may lead to a termination of, or any restriction on, the Company’s privilege to buy or sell pharmaceuticals, seek payment from any payer, public or private, or subject Company or its representatives to a civil or criminal investigation, suit or enforcement action.

Except as set forth on Schedule 2.5, there is no claim, arbitration, litigation, proceeding or investigation in progress, pending or threatened against, or affecting in any way Company or Seller, or the ability of Company or Seller to operate Company’s business as it is presently being conducted, or affect the ability of Company or Seller to transfer the Purchased Membership to Buyer and admit Buyer to membership. Except as set forth on Schedule 2.5, there is no dispute, pending or threatened, involving any of Company’s former or present vendors, suppliers, customers, employees, contractors or any other party, and neither Company nor Seller are aware of any fact that would lead it to believe that any such dispute is likely to arise.

2.6	Property; Title. All of the property used in the operation of the Company’s business is set forth on Schedule 2.6. Other than the real property, the Company has good, valid and marketable title to all of such property free and clear of all liens, restrictions, interests, or encumbrances of any kind. All buildings, fixtures, furniture, vehicles, machinery, and equipment owned or used by Company are in good condition and repair. Company has not received any notice of violation of any applicable zoning regulation, ordinance, or other law, order, regulation, or requirement relating to its operations or its properties and, except as set forth on Schedule 2.6, there is no such violation of a material nature and all buildings and structures owned or used by Company conform with all applicable laws, ordinances, code and regulations.
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2.7	[Intentionally omitted]

2.8	Taxes. Company has timely filed all tax returns and reports required to be filed and has, or will, prior to Closing, have paid or made adequate provisions for the payment of all taxes, whether or not reflected in its returns or reports as filed, due, and payable (including taxes for that portion of its current fiscal year to and including the Closing Date) to any federal, state and local taxing authority. All taxes due have been paid, and there are no tax liens on any of Company’s property.

2.9	Insurance. All policies and contracts of insurance held by the Company or the Seller, as it relates to her interest in the Company, are set forth on Schedule 2.9. All such contracts and policies are fully paid and currently in effect, and Company is not in default of any of its obligations under any such contracts or policies.

2.10	Accounts and Notes Receivable; Accounts and Notes Payable; Claims.

a.	Receivables. Attached hereto as Schedule 2.10A is a true, correct and detailed report of all of the Company’s accounts and notes receivable as of the date indicated. All such accounts are good, valid and fully collectible in the ordinary course of business without resort to litigation or collection activity and none are subject to any defense, offset or counterclaim. None of the accounts set forth on Schedule 2.10A is entitled to a refund of any amounts for any reason and none of such accounts has been pledged as security or collateral for any reason.

b.	Payables. Attached hereto as Schedule 2.10B is a true, correct and detailed report of all of the Company’s accounts and notes payable as of the date indicated. Except as set forth thereon, none of such accounts or notes are owed to a current or former member or officer of the Company or any affiliate of any of the foregoing.

c.	Post-Closing. As of the Closing, neither Seller nor any former member of the Company shall be entitled to any return of capital, receivables, compensation or distributions or accrual of any right thereto apart from Seller’s employment agreement and her right to future distributions in accordance with the terms of the Company’s Operating Agreement.

2.11	Compliance With Certain Instruments. Company is in compliance with all of its obligations under all contracts and agreements to which it is bound or by which any of its properties may be affected. Neither the execution nor delivery of the Agreement nor the consummation of the transactions contemplated by this Agreement will accelerate the maturity of any indebtedness of Company.

2.12	Finder’s Fees; Commissions. All negotiations relating to this Agreement have been conducted by Seller without the participation of any person that would give rise to a claim for commission.
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2.13	Execution of Documents. Seller will at any time and from time to time after execution of this Agreement (including after Closing) execute whatever minutes of meetings, consents or other instruments, and take whatever action Buyer may deem necessary or desirable (and that Seller may lawfully do) to carry out the intent and purposes of the transactions contemplated by the Agreement.

2.14	Accuracy of Representations. Neither Company nor Seller have made any misstatements of fact or omitted any fact necessary or desirable to make complete, accurate, and clear every representation, warranty, schedule, exhibit, or agreement set forth or described in this Agreement or delivered in connection with the transactions contemplated by this Agreement.

ARTICLE III

OBLIGATIONS OF SELLER AND COMPANY TO CLOSE

The obligation of Seller and Company to close under this Agreement is subject to the following conditions precedent:

3.1	Performance of Conditions. Buyer shall have performed and complied with all of the terms and conditions required of Buyer by this Agreement at or prior to Closing, unless any such term or condition has been waived by Seller and Company.

3.2	Buyer’s Representations. Each and every one of the covenants, warranties and representations of the Buyer contained herein shall be true and correct in all respects on and as of the Closing, and the Buyer shall so certify.

3.3	Purchase Price. Buyer shall have paid the Purchase Price as set forth in Article I herein.

ARTICLE IV

OBLIGATIONS OF BUYER TO CLOSE

The obligation of Buyer to close under this Agreement shall be subject to the following conditions precedent.

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4.1	Representations. Each and every one of the covenants, warranties and representations of Seller and Company contained herein shall be true and correct in all respects on and as of the Closing, and Seller and Company shall so certify.

4.2	Performance of Conditions. Company and Seller shall have performed and complied with all of the terms and conditions required of them by this Agreement at, or prior to Closing, unless any such term or condition has been waived by the Buyer.

4.3	Assets, Books and Records. Company shall have made available to Buyer all of its books and records, including without limitation, minute books and membership transfer records and all of the same shall prove to be true and accurate.

4.4	Resignations. There shall have been delivered to Buyer the signed resignations of such directors and officers of Company as Buyer shall request, dated as of the Closing Date of this Agreement.

4.5	Admission to Membership. Buyer shall have been admitted to Membership in the Company as set forth in Paragraph 1.5.

4.6	Approval of Governmental Authorities. The Company, with Buyer as the owner of 90 Units of Membership Interest, and Buyer shall have received the written approval of all of the following governmental authorities: (a) the United States Drug Enforcement Administration (in the form of a Controlled Substances Registration Certificate issued to such Company), (b) the Florida Department of Business and Professional Regulation (in the form of a Prescription Drug Wholesale Distributor license issued to such Company), and (c) the Florida Department of Health (in the form of the acknowledgement of Seller as the CDR for such Company).

4.7	Employment of Seller. Buyer shall have consented to the terms of an employment agreement between the Company and Seller for the provision of Seller’s services to the Company, commencing as of Closing, for a minimum period of two years after Closing, including without limitation, Seller’s services as the Company’s Certified Designated Representative (“CDR”) at a rate of payment equal to Four Thousand Dollars ($4,000.00) per month. Seller shall, during the course of her employment, be able to purchase shares at a commercially reasonable rate, in Buyer, as set forth in a further agreement. Seller acknowledges and agrees that the following shall be a retroactive breach of this Agreement requiring Seller to refund to Buyer the entire Purchase Price: (i) a termination of the employment agreement by Company for Cause (as defined in the employment agreement); and (ii) voluntary termination of the employment agreement by Seller during the two year term thereof, unless, in relation to the operations of Company, such voluntary termination is, in good faith, done to protect and preserve Seller’s Pharmacist license or CDR certification.

ARTICLE V

THE CLOSING

5.1	Time and Place. The closing (“Closing”) of the transaction contemplated by the Agreement shall take place at the offices of Buyer’s attorneys or at such other place as the parties may mutually agree on such date ("Closing Date") and at such time not more than five business days after the date upon which each and every one of the conditions precedent set forth in Articles III and IV of this Agreement are fully satisfied or waived.
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5.2	Cooperation; Deliveries. The parties agree that they will fully cooperate with each other in connection with any steps required to be taken as part of their obligations under this Agreement, and to effect Closing, including the execution and delivery of such documents and the taking of such actions at or after Closing as shall reasonably be requested by any party to this Agreement.

5.3	Conduct of Business; Risk of Loss.

a.	Upon the execution of this Agreement, Seller shall remain as sole Member, Manager, CDR and principal officer. Seller shall continue to be responsible for the day to day operation of the Company. Upon request of Buyer, Seller shall provide any books and records of Company to Buyer’s representative and Seller shall receive the consent of Buyer for any financial transaction over $5,000.00. Such consent shall be in writing. Seller bears the risk of loss due to any casualty or any other reason for all periods through the Closing Date. Seller shall conduct the business up to the Closing Date in a normal and commercially reasonable manner, and will not enter into any contract or take on any obligation except as may be required in the regular course of business.

b.	Company and Buyer may enter into a marketing agreement upon such terms as may be set forth in a definitive document.

ARTICLE VI

INDEMNIFICATION

6.1	Scope of Indemnification

a.	Seller. Seller and Company, jointly and severally, agree to indemnify and hold harmless Buyer and its officers, directors, employees, agents and advisors, from and against the full amount of any and all manner of claims, actions, liabilities, damages, deficiencies, assessments, losses, penalties, interest, costs and expenses, including without limitation, reasonable fees and disbursements of trial and appellate counsel and financial advisors, arising from, in connection with, or incident to any breach or violation of any of the representations, warranties, covenants or agreements of Seller or Company contained in this Agreement or in any other document or certificate delivered by Seller or Company at or prior to the Closing. A claim for indemnity may be made by Buyer, by written notice, at any time and from time to time. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made.

b.	Buyer. Buyer agrees to indemnify and hold harmless Seller and Company and its managers, employees, agents and advisors, from and against the full amount of any and all manner of claims, actions, liabilities, damages, deficiencies, assessments, losses, penalties, interest, costs and expenses, including without limitation, reasonable fees and disbursements of trial and appellate counsel and financial advisors, arising from, in connection with, or incident to any breach or violation of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement or in any other document or certificate delivered by Buyer at or prior to the Closing. A claim for indemnity may be made by Seller or Company, by written notice, at any time and from time to time. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made.
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6.2	Notice for Third Party Claims. In the event that any party to this Agreement (“Receiving Party”) receives a claim, written or verbal, from a third party (“Third Party Claim”) which is or may be the responsibility of the other party or parties to this Agreement, the Receiving Party must provide written notice, including a copy of such Claim, of its intention to seek indemnity from the other party or parties to this Agreement within three (3) business days of the Receiving Party’s receipt of the Third Party Claim. Any party from whom indemnity is sought for a Third Party Claim for which the Receiving Party has not provided written notice in strict compliance with this paragraph shall be relieved of any obligation to provide such indemnity under this Agreement.

ARTICLE VII

TERMINATION

7.1	Termination. This Agreement may be terminated only prior to Closing and only as follows:

a.	by written agreement of the parties, which document may provide for any additional or different terms with respect to the parties’ rights and remedies; or

b.	by Buyer in the event of a material breach of this Agreement by Seller and/or the Company; or

c.	by Seller in the event of a material breach of this Agreement by Buyer.

7.2	Effects of Termination. In the event this Agreement is terminated under Paragraph 7.1.b, the Seller shall return to Buyer the Deposit paid by Buyer even though a portion of such Deposit is termed non-refundable. The non-breaching party shall have no further obligations under this Agreement, but shall have all rights and remedies available to it under this Agreement, at law or in equity including, without limitation, the right to indemnity as set forth herein, with respect to its damages caused by the breaching party. Except as expressly provided herein, the breaching party shall have no rights or remedies following any such termination, including any of the rights set forth in Article VI.

ARTICLE VIII

MISCELLANEOUS

8.1	Non-assignability. Neither this Agreement nor any part hereof shall be assignable by any party without the prior written consent of the other party, unless otherwise provided herein.
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8.2	Notices. All notices and other communications shall be in writing and shall be deemed to have been duly given as of the date noted on the receipt as received or first refused, if personally delivered or mailed in the U.S. by certified or registered mail, postage pre-paid, return receipt requested, or by reputable delivery service (such as FedEx) to the parties and their counsel at the following addresses or at such other addresses as may be given in writing by one (1) party to the other at least five (5) days prior to the mailing of such notice.

SELLER:	Vanessa Gonzalez c/o P.I.M.D. International, LLC 6303 Blue Lagoon Dr., Ste. 400 Miami, FL 33126 Attn: Vanessa Gonzalez

With a copy to: Bernard M. Cassidy, Esq.

Lubell Rosen
200 South Andrews Ave.
Fort Lauderdale, FL 33301

COMPANY:	P.I.M.D. International, LLC

6303 Blue Lagoon Dr., Ste. 400

Miami, FL 33126

Attn: Vanessa Gonzalez

BUYER:	ScripsAmerica, Inc. 843 Persimmon Lane Langhorne, PA 19047 Attn: Robert Schneiderman, CEO

With a copy to: Richard Fox, Esq.

561 NE Zebrina Senda Jensen Beach, FL 34957

8.3	Entire Agreement. This Agreement, including all attachments, exhibits and deliverables, contains the entire understanding of the parties related to the subject matter of the Agreement, and it shall not be amended or modified in any way except by subsequent agreement executed in writing by all parties.

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8.4	Construction. This Agreement shall be constructed and enforced in accordance with the laws of the State of Florida.

8.5	Survival of Representations and Warranties. The covenants, agreements, representations, and warranties of the parties contained in this Agreement or in any schedule, exhibit, certificate, or other writing delivered pursuant to or in connection with this Agreement shall survive Closing.

8.6	Binding Effect and Benefit. This Agreement shall be binding upon, and inure to the benefit of, the respective personal representatives, successors, and permitted assigns of the parties.

8.7	Waiver; Remedies. The waiver by any party hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any Party to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such Party upon the occurrence of any subsequent breach or violation. All effective waivers must be in writing and signed by the waiving party. No right or remedy conferred upon or reserved to any Party by this Agreement shall exclude any other right or remedy, except as expressly provided herein, but each such right or remedy shall be cumulative and shall be in addition to every other right or remedy hereunder or available at law or in equity.

8.8	Headings. The captions of paragraphs of this Agreement are for convenience only and shall not be considered or referred to in resolving questions of construction.

8.9	Expenses. Legal and other professional expenses incurred by each party in connection with the transactions contemplated by this Agreement shall be paid by such party except as otherwise expressly provided.

8.10	Attorneys’ Fees. In the event of litigation arising out of a breach of any of the terms and/or conditions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs, at all trial and appellate levels, from the non-prevailing party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending to be legally bound, as of the date first written above.

The Buyer:
ScripsAmerica, Inc.

By: /s/Robert Schneiderman
Robert Schneiderman, CEO

The Company:

By: /s/Vanesssa Gonzalez
Vanessa Gonzalez, Manager

The Seller:

/s/Vanesssa Gonzalez
Vanessa Gonzalez

Schedules attached:

Schedule 2.3	Contracts
Schedule 2.4	Employees and Contract Labor
Schedule 2.5	Legal Proceedings
Schedule 2.6	Property
Schedule 2.9	Insurance
Schedule 2.10A	Accounts Receivable
Schedule 2.10B	Accounts Payable

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SCHEDULE 2.3

CONTRACTS

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SCHEDULE 2.4

EMPLOYEES AND CONTRACT LABOR

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SCHEDULE 2.5

LEGAL PROCEEDINGS

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SCHEDULE 2.6

PROPERTY

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SCHEDULE 2.9

INSURANCE

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SCHEDULE 2.10A

ACCOUNTS RECEIVABLE

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SCHEDULE 2.10B

ACCOUNTS PAYABLE

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